Exhibit 10.1

February __, 2021

Capitol Investment Corp. V

1300 17th Street, Suite 820

Arlington, VA 22209

This letter is to confirm the undersigned’s commitment that, if funds are needed by Capitol Investment Corp. V (the “Company”) and upon request by the Company, the undersigned will provide additional loans of up to an aggregate of $[ ] to the Company. The undersigned understands that if the Company does not consummate a business combination (as described in the Company's final prospectus, dated December 1, 2020), all amounts loaned to the Company hereunder will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with the Company's initial public offering.

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